EXHIBIT 5.1

March 3, 2008	Main +1.206.447.0900
Fax +1.206.447.0849

26866.0008

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of up to $51,655,000 in aggregate principal amount of 9 % Convertible Senior Notes due 2012 (the “Convertible Notes”) pursuant to the Registration Statement on Form S-3 (File No. 333-143452), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 15, 2007 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed, among other things, (i) the Securities Purchase Agreement, dated March 3, 2008, among the Company and the purchasers party thereto (the “Purchase Agreement”), (ii) the Indenture Agreement, dated March 3, 2008, by and between the Company and U.S. Bank National Association, as Trustee, (iii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (iv) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, (v) the form of note for the Convertible Notes, and (vi) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Convertible Notes. We have made such other factual inquiries as we deemed necessary to render this opinion.

We have assumed that (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the Convertible Notes are offered, sold or issued, including upon the conversion of the Convertible Notes and (ii) the Convertible Notes will be issued in the form we have reviewed and will have been signed by a duly authorized signatory.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that (a) the Convertible Notes, when sold and delivered in accordance with the Purchase Agreement and after receipt of payment therefor, will be validly issued, fully paid and non-assessable, and (c) the shares of Common Stock of the

Heller Ehman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104-7098 www.hellerehrman.com

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Cell Therapeutics, Inc.

March 3, 2008

Company, no par value, underlying the Convertible Notes, when issued upon conversion of the Convertible Notes in accordance with the Indenture will be validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States of America and the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Heller Ehrman LLP